UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

INDUSTRIAL SERVICES OF AMERICA, INC.

(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 366-3452

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

Under the terms of a Management Services Agreement (the “Management Agreement”) that Industrial Services of America, Inc. (the “Company”) and Blue Equity, LLC (“Blue Equity”) entered into on April 1, 2013, Blue Equity provided the Company with day-to-day senior executive level operating management supervisory services. At the time the parties entered into the Management Agreement, the Company (i) issued 125,000 shares of its Common Stock to Blue Equity at a per share purchase price of $4.00, and (ii) granted options to purchase 1,500,000 shares of its Common Stock to Blue Equity at an exercise price per share of $5.00, subject to shareholder approval.

At the annual meeting of shareholders of Industrial Services of America, Inc. on July 16, 2013, shareholders voted not to approve the options to purchase 1,500,000 shares that had been granted to Blue Equity, LLC, and the options terminated.

Following the failure of the Company's shareholders to approve the option grant, Blue Equity delivered a letter to the Company stating that it was terminating the Management Agreement, effective July 31, 2001. Blue Equity has also demanded payment of a monthly management fee of $85,000, along with reimbursement of out-of-pocket expenses, through July 31, 2013. In addition, Blue Equity has notified the Company of its intention to exercise its right to cause the Company to redeem the 125,000 shares of Common Stock for $4.00 per share, the price at which Blue Equity purchased those shares, payable on September 30, 2013.

On May 7, 2013, the Board of Directors appointed Jonathan S. Blue, Chairman and Managing Director of Blue Equity, to the positions of director and Chief Executive Officer of the Company. However, the Board and Mr. Blue were unable to negotiate mutually agreeable terms and conditions of his service in those positions, and Mr. Blue did not accept either position.

For additional information regarding the Management Agreement and the stock options described above, see the Company's previously filed Current Report on Form 8-K dated April 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: August 2, 2013	By:	/s/ Alan Schroering
Alan Schroering
Vice-President of Finance and Interim Chief Financial Officer